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                                                                 EXHIBIT (10.3)















                       EMPLOYMENT AND CONSULTING AGREEMENT
                                     between
                       NEW BRUNSWICK SCIENTIFIC CO., INC.
                                       and
                                 DAVID FREEDMAN


                                 January 1, 1996



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                       EMPLOYMENT AND CONSULTING AGREEMENT

         AGREEMENT, made as of the 1st day of January 1996, between NEW BRUNSWICK SCIENTIFIC, CO., INC., a New Jersey corporation, with its principal place of business located at 44 Talmadge Road, P.O. Box 4005, Edison, New Jersey, 08818-4005 (referred to in this Agreement as the "Company") and DAVID FREEDMAN, residing in Highland Park, New Jersey (referred to in this Agreement as "Freedman").

                              W I T N E S S E T H :

         WHEREAS, the Company currently employs Freedman under an Employment Agreement dated January 1, 1992, which expired December 31, 1995, and

         WHEREAS, the Company desires to continue to retain Freedman's services as an officer of the Company upon the terms and conditions set forth in this Agreement, and Freedman desires to continue such employment, and

         WHEREAS, the parties desire to provide for the terms and conditions upon which the Company may secure the services of Freedman as a consultant to the Company following the expiration of Freedman's term of service as an employee of the Company,

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:


                                    ARTICLE 1
                                   EMPLOYMENT

         1.1 Employment. The Company hereby employs Freedman and Freedman hereby accepts such employment. Freedman will devote his best efforts and substantially all his full business time and attention to performing such duties.

         1.2 Consultant. Following the expiration of Freedman's period of service as an employee of the Company, as provided in Section 4.1 below, Freedman agrees to serve as a consultant and independent contractor to the Company, rendering such advice and assistance to the Company as they may mutually agree. Freedman agrees to render services as reasonably requested by the Company on 10-days' advance notice, written or oral, subject to a maximum of 50 full or partial days of service during each twelve-month period following the commencement of his services as a consultant under this Agreement.

         1.3 Performance of Services. Freedman shall observe and comply with such rules, regulations and policies as may be determined from time to time by the Board of Directors of the Company (the "Board") in writing, within the scope of his duties as an employee or consultant.


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                                    ARTICLE 2
                                  COMPENSATION

         2.1 Salary. For his services under this Agreement as an employee of the Company, Freedman shall receive a salary, payable in such regular intervals as shall be determined by the Company, which shall be at the rate of Two Hundred and Twelve Thousand Nine Hundred and One Dollars ($212,901.00).

         2.2 Salary Increases. The rate of salary provided for in Section 2.1 shall be reviewed by the Board not less often than annually and may be increased from time to time and in such amount as the Board, in its discretion, may determine, on the basis of the same criteria used for other executive employees of the Company.

         2.3 Discretionary Bonus. The Company may, but is not required to, pay Freedman such bonus or bonuses as the Board may from time to time determine, consistent with the bonuses paid to other executive employees of the Company, and in addition to such bonuses as may be payable to Freedman pursuant to other bonus plans or arrangements. During his period of service as an employee, Freedman shall be entitled to participate in bonus programs or arrangements generally available for executive employees of the Company, but the Board retains full discretion as to the amount of the bonus, if any, to be paid to Freedman.

         2.4 Consulting Payments. In exchange for his services as a consultant to the Company pursuant to Section 1.2, Freedman shall be paid at the rate of One Hundred Thousand Dollars ($100,000.00) per year. Payments shall be made in regular equal installments as the Company and Freedman may agree, but no less frequently than monthly.

         2.5 Withholding. All payments of salary, bonuses and other compensation for services pursuant to this Agreement shall be subject to the customary withholding of taxes as required by law.


                                    ARTICLE 3
                                 FRINGE BENEFITS

         3.1 Participation in Plans. (a) During his period of service as an employee of the Company, Freedman shall be entitled to all additional fringe benefits, including, but not limited to, health and life insurance programs which may be generally available to other executive employees of the Company, subject to Section 3.1(c).

                  (b) Following termination of Freedman's services to the Company as an employee, for any reason other than a termination pursuant to
Section 4.3(b), the Company shall pay all premiums necessary to continue the medical and life insurance coverage previously provided to Freedman and his spouse under Section 3.1(a), or other comparable coverage, until the death of Freedman and his spouse. However, following his period of service as an employee of the Company, in place of the health insurance plan generally available for executives employees of the Company, the Company shall thereafter provide for Freedman (and for his spouse when she attains the age of 65) a policy of medical insurance that offers coverage as a supplement to Medicare benefits. The basic terms of such policy hall provide, in conjunction with Medicare, benefits that are comparable to the coverage previously provided to Freedman as an executive employee of the Company.

                  (c) All matters of eligibility for coverage of benefits under any plan or plans of health, hospitalization, life or other insurance provided by the Company shall be determined in accordance with the provisions of the insurance policies. The Company shall not be liable to Freedman, or his spouse or beneficiaries or other successors, for any amount payable or claimed to be payable under any plan of insurance. So long as Freedman beneficially holds 10% or more of the Common stock of the Company, he shall not be eligible to participate in any plan of the Company involving the Common stock or any derivative security of the Company (although otherwise eligible) where his participation in that plan would prevent the Common stock or derivative securities issued under that plan from qualifying for exemption under Section 16(b) of the Securities Exchange Act of 1934, as amended.

         3.2 Holidays and Sick Leave. During his period of service as an employee of the Company, Freedman shall be entitled to such paid holidays and sick leave, and other benefit programs, as and to the extent that the Company generally provides the same from time to time to other executive employees.

         3.3 Vacation and Professional Leave. During his period of service as an employee of the Company, Freedman shall be entitled to vacation and additional leave to attend conventions and professional meetings each year during this Agreement as permitted under the employment policies of the Company in effect at such time.
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         3.4 Business Expenses. The parties acknowledge that Freedman shall incur, from time to time as either an employee or as a consultant, for the benefit of the Company and in furtherance of the Company's business, various business expenses. The Company agrees that it shall either pay such expenses directly, advance sums to Freedman to be used for payment of such expenses, or reimburse Freedman for such expenses incurred by him. Freedman agrees to submit to the Company such documentation as may be reasonably necessary to substantiate that all expenses paid or reimbursed hereunder were reasonably related to the performance of his duties as an employee or consultant.

         3.5 Company Car. The Company recognizes that Freedman, whether serving as an employee or as a consultant, requires the use of an automobile in the performance of his duties and therefore agrees to furnish an automobile to Freedman for his sole use. Title to such automobile shall at all times remain with the Company. The automobile will be replaced upon request by Freedman, but not more frequently than every three (3) years. The Company shall pay for the fuel, insurance, maintenance, and repair costs associated with said automobile, except the cost of fuel consumed in driving the automobile for personal use. Upon termination of this Agreement for any reason, the automobile shall be returned to the Company unless Freedman elects, within thirty (30) days after such termination, to purchase the automobile from the Company. Any purchase pursuant to the preceding sentence shall be at book value unless a lesser price is mutually agreed to and shall be completed within sixty (60) days after the termination of this Agreement.

         3.6 Split-Dollar Insurance Coverage. The Company and Freedman are currently parties to a split-dollar life insurance agreement, providing for the division of rights and obligations in connection with a One Million Dollar ($1,000,000.00) life insurance policy on Freedman's life. The Company and Freedman hereby ratify that agreement and further provide that, following termination of this Agreement and for remainder of Freedman's life, the Company will continue to contribute the sum of Forty Thousand Dollars ($40,000.00) (or the acutal amount of the premiums, whichever is less) towards each annual premium due under such policy, or replacement policy obtained by Freedman. The Company's contribution following the termination of this Agreement shall be taken into account in determining the amount to which the Company is entitled to receive from the policy proceeds upon Freedman's death. Freedman and the Company agree to amend their agreement respecting such policy to reflect this continued contribution obligation, and upon execution of such amendment, this Section 3.6 shall be of no further force and effect. Except as specifically set forth in this Section 3.6, all matters regarding the insurance policy shall be governed by the terms of the split-dollar life insurance agreement pertaining to the policy.

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                                    ARTICLE 4
                       TERM AND TERMINATION OF EMPLOYMENT

         4.1 Employment Term. The employment term of this Agreement shall be three (3) years commencing on January 1, 1996 (the "Employment term"), unless terminated prior to such date in accordance with the terms of this Agreement.

         4.2 Consultant Term. Upon expiration of the three-year employment term of this Agreement pursuant to Section 4.1, this Agreement shall continue for an additional three-year period, during which time Freedman shall serve as a consultant to the Company, as provided in Article 1.2 above (the "Consultant term"), unless this Agreement is terminated prior to such date in accordance with the terms of this Agreement.

         4.3 Termination. This Agreement shall terminate prior to the expiration of its Employment or Consultant term upon occurrence of any one or more of the following events:

                   (a) Mutual Agreement. The parties may mutually agree to terminate this Agreement at any time.

                   (b) Termination for Cause. The Company may terminate this Agreement for cause at any time. "Cause" shall include, but not be limited to the following: any material violation of the terms of this Agreement by Freedman; conviction of Freedman of any crime (or found criminally liable for any fraud) against the Company or its property or any crime involving moral turpitude or reasonably likely to bring discredit upon the Company; material failure to perform or meet reasonable standards of performance established in writing by the Board of Directors of the Company with respect to Freedman's position; and any material violation of reasonable operating policy formally adopted by the Company from time to time. The determination of whether Cause exists shall be made in good faith by a majority vote of the entire Board.

                   (c) Death of Freedman. This Agreement shall immediately terminate upon the death of Freedman.

                   (d) Disability of Freedman. In the event that Freedman becomes "disabled", as defined below, the Company shall have the option to terminate this Agreement by giving 30-days' advance written notice to Freedman. For purposes of this Agreement, the term "disabled" or "disability" shall mean the inability of Freedman to perform his regular duties for the Company for a period of six (6) consecutive months, as reasonably determined by the Board, in accordance with uniform rules consistently applied to all employees and supported by the written opinion of at least one (1) physician. For purposes of this Agreement, Freedman shall first be deemed disabled on the date that is six (6) months after the initial onset of his condition, as described above.

                   (e) Termination of Consulting by Freedman. At any time during the Consultant term of this Agreement, Freedman may terminate this Agreement by written notice to the Company.
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         4.4 Termination Benefits. Following termination of this Agreement, the
Company shall make the following payments to Freedman, as applicable, subject, however, to Sections 2.6 and 4.5, and without limitation on Freedman's rights and obligations, if any, arising other than under this Agreement:

                  (a) Accrued Compensation. Regardless of the reason for termination of this Agreement, the Company shall pay, within a reasonable period of time following such termination, all compensation payments (including accrued and unused vacation compensation during the Employment term) and reimbursement for expenses as may be due, accrued or payable as of the date of such termination. Payments for Freedman's services as a consultant shall be deemed to accrue on an equal daily basis throughout the year, regardless of the number of days of consulting services actually rendered during the final partial year prior to termination of this Agreement. Following termination of this Agreement, Freedman, or his successors, as the case may be, shall also be entitled to the deferred compensation pursuant to Section 2.5 and entitled to fringe benefits as expressly provided in Article 3 with regard to the period after termination of this Agreement.

                  (b) Death Benefit. In the event that this Agreement is terminated by reason of Freedman's death, the Company shall pay to Freedman's beneficiary (as designated in writing by Freedman and delivered to the Company during the lifetime of Freedman), or if no such beneficiary is so designated, then to the personal representative of Freedman's estate, a death benefit equal to the annual compensation (exclusive of fringe benefits under Article 3) payable by the Company to Freedman at the time of his death. The payment by the Company shall be made within forty-five (45) days of such termination of employment.

                  (c) Disability Benefit. In the event that this Agreement is terminated by reason of Freedman's disability, the Company shall pay to Freedman (or his personal representative) a disability benefit equal to the annual compensation (exclusive of fringe benefits under Article 3) payable by the Company to Freedman at the time of such disability. The payment by the Company shall be made within forty-five (45) days of such termination of employment.

         4.5 Limit on Termination Payments. In no event shall the amounts payable by the Company pursuant to Section 4.4 exceed the amounts that would be deductible by the Company under the provisions of Section 280G of the Internal Revenue Code of 1986, as amended. The amount deductible by the Company shall be determined by the independent auditors regularly retained by the Company.


                                    ARTICLE 5
                                  MISCELLANEOUS

         5.1 Assignment Prohibited. This Agreement is personal to Freedman hereto and he may not assign or delegate any of his rights or obligations hereunder without first obtaining the written consent of the Company. The Company may not assign this Agreement without the written consent of Freedman, except in connection with (i) a merger or consolidation of the Company (in which case the merged or consolidated entity shall remain fully liable for its obligations as the Company under this Agreement), or (ii) a transfer of this Agreement to a subsidiary or affiliate, provided that the subsidiary or affiliate continues the primary business of the Company, and further, provided that, in the case of a transfer to a subsidiary or affiliate, the Company shall remain liable for its obligations under this Agreement.

         5.2 Amendments. No amendments or additions to this agreement shall be binding unless in writing and signed by the party against whom enforcement of such amendment of addition is sought.

         5.3 Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

         5.4 Legal Expenses of Enforcement. If either party commences a legal action or other proceeding for enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and other costs incurred in connection with that action or proceeding, in addition to any other relief to which it may be entitled.



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         5.5 Severability. If any provision of this Agreement is declared invalid by any tribunal, then such provision shall be deemed automatically modified to conform to the requirements for validity as declared at such time, and as so modified, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so modified, the provision shall be deemed deleted from this Agreement as though the provision had never been included herein. In either case, the remaining provisions of this Agreement shall remain in effect.

         5.6 Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement or its construction and interpretation shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered in such arbitration may be entered in any court having jurisdiction thereof. In addition, any controversy, claim or dispute concerning the scope of this arbitration clause or whether a particular dispute falls within this arbitration clause shall also be settled by arbitration in accordance with the rules of the American Arbitration Association.

         5.7 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

         5.8 Other Agreements. This Agreement is not intended to and shall not affect the rights and obligations of the Company or Freedman under any other agreement between them, pertaining to stock option rights, severance benefits, or otherwise.

         5.9 Notices. All notices required or permitted hereunder shall be in writing and shall be delivered in person or sent by certified or registered mail, return receipt requested, postage prepaid to each party at the address first written above or at such other address as provided in writing.

         5.10 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties, their heirs, successors and assigns.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:                                   NEW BRUNSWICK SCIENTIFIC CO., INC.

[Corporate Seal]

                                          By:
                                              --------------------------------
                                              Ezra Weisman


- --------------------------------
Secretary



- --------------------------------
Witness
                                             --------------------------------
                                              David Freedman